Exhibit 10.16

FIFTH AMENDED RESTRICTED STOCK GRANT AGREEMENT

THIS FIFTH AMENDED RESTRICTED STOCK GRANT AGREEMENT (the “Fifth Amended Agreement”) is made effective as of this 15th day of January 2006, between RASER TECHNOLOGIES, INC. (“Company”) and JOHN RITTER, (“Employee”) (Employee and Company are sometimes referred to herein as the “Parties”).

RECITALS

WHEREAS, Company and Employee entered into a certain Restricted Stock Grant Agreement on February 23, 2004 (the “Agreement”), an Amended Stock Grant Agreement on April 29, 2005 (the “Amended Agreement”), a Second Amended Agreement on July 1, 2005(the “Second Amended Agreement”), a Third Amended Agreement on July 29, 2005(the “Third Amended Agreement”), and a Fourth Amended Agreement on October 10, 2005(the “Fourth Amended Agreement”), and the Parties now desire to further mutually amend the Agreement as set forth below;

WHEREAS, Company and Employee desire to modify the Agreement and related Fourth Amended Agreement; and

NOW, THEREFORE, in view of the foregoing recitals which are incorporated as a part of this Fifth Amended Agreement, and in consideration of the terms and conditions of this Fifth Amended Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Stock Vesting: The following stock grants represent all of the outstanding stock grant obligations from the Company to Employee as of the date of this Fifth Amended Agreement: 250,000 net shares will vest on March 28, 2006. Net share is defined as issuance of common shares of the Company to the Employee, less the common shares, the value of which is equivalent to the withholding and payroll taxes that Employee would otherwise be required to pay upon the receipt of the grant if not for the issuance of the Net Shares. In addition 187,500 shares will vest according to the attached Schedule A. For clarity, Employee will not receive 62,500 shares on February 1, 2007. If a Secondary Public Offering is closed, Employee shall be entitled to sell in the Secondary Public Offering up to 300,000 shares. Company does not represent that such a Secondary Public Offering will be available through which Employee can sell 300,000 shares.

2.

Withholding Tax. Employee acknowledges and agrees that the Company has a withholding tax obligation on all shares issued to Employee. Employee acknowledges and agrees that such withholding tax must be paid by Employee. Employee agrees to cooperate with the Company and remit an amount of money sufficient to pay for withholding taxes on all future issuances of shares, except for the issuance of 250,000 net shares. In conjunction with Employee’s receipt of 250,000 net shares on March 28, 2006, Company will pay for an independent valuation of shares to facilitate a withholding tax calculation. The Company will not represent or warrant the accuracy of the independent valuation of the shares to Employee. However, the Company will agree to pay interest and penalties should the valuation be challenged and overturned by a taxing authority. For clarification, Employee may be required to pay any valuation difference should the independent valuation be challenged and overturned by a taxing authority. Company will provide to Employee a valuation of shares originally granted to Employee in 2004 for which Employee filed an 83(b) election.

3.	Stock Sale Restrictions. In consideration of the Employee’s reduction in responsibilities, duties, and hours and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to restrict Employee’s sales of common shares of Company as set forth below. Employee shall sell no more than 15% of the daily trading volume of the day in which the sales occur, provided however, that Employee shall not exceed 12% of the total trading volume of the calendar month in which sales occur (the “Restrictions”).

4.	Employee Release of All Claims. In consideration for reduction in responsibilities, duties, and hours and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, for himself and for his heirs, assigns, and all persons and entities claiming by, through, or under him, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold Company, its officers, directors, shareholders, employees, and/or agents of Company; and/or any subsidiary, division, or affiliate of Company including without limitation any officer, director, shareholder, employee, and/or agent of any such subsidiary, division, or affiliate individually or in any combination thereof (hereinafter referred to as “Releasees”), harmless of and from any and all claims, liabilities, charges, demands, grievances, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Employee had, has, or may claim to have against Releasees (hereinafter collectively referred to as “Claim(s)”).

The release, discharge, and agreement to hold harmless set forth in this paragraph 4 includes without limitation any Claim(s) that Employee has, had, or may claim to have against Releasees: (a) for wrongful termination or discharge, negligent or intentional infliction of emotional distress, breach of express or implied contract of employment, termination in violation of public policy, defamation, employment-related torts, or personal injury (whether physical or mental); (b) for any Claim(s) arising under federal, state, or local law, including without limitation Title VII of the Civil Rights Act of 1964, the Utah Antidiscrimination Act, or any other federal, state, or local law prohibiting discrimination on the basis of race, color, religion, sex, age, national origin, disability, or any other protected group status; (c) for any Claim(s) arising under the Age Discrimination in Employment Act, which prohibits discrimination against employees age 40 and above; (d) for any Claim(s) arising under the Employee Retirement Income Security Act (ERISA); (e) for any Claim(s) arising under the Family and Medical Leave Act; (f) for any Claim(s) for attorney’s fees and/or costs; and (g) for any other Claim(s) in any way related to or arising out of Employee’s employment with Company.

5.	Wages and Commissions Paid in Full. Company acknowledges that Employee has effectively terminated participation in Company affairs as of January 15, 2006, but will continue to receive Employee’s base salary of $5,000 per month through March 31, 2006. Employee acknowledges that upon payment of salary through March 31, 2006, and upon receipt of the stock compensation set forth above, Employee shall have received all compensation due and owing to Employee from Company, including without limitation any monies due and owing to him for wages, accrued but unused vacation benefits, commissions, or otherwise and that he has no claim against Company whatsoever for the payment of any further wages, commissions, vacation benefits, or other monies except as specifically set forth herein.

6.	Release of Claims by the Company. The Company does hereby for itself and its officers, directors, employees, administrators, attorneys, agents, subsidiaries, predecessor and successor corporations, affiliates, and assigns, fully and forever release and absolutely discharge Employee from, and agrees not to sue concerning any and all claims, liabilities, charges, demands, grievances, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, negligence, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Employee had, has, or may claim to have against, any claim, demand, duty, debt, liability, account, reckoning, obligation, cost, expense, lien, attorneys’ fee, action or cause of action arising out Employee’s employment with Company. For clarification, that certain Indemnification Agreement between Company and Employee shall survive this Fifth Amended Agreement.

7.	Release of Unknown Claims. In connection with such release of claims pursuant to paragraph 4 through 6, and subject to the limitations of this Agreement, each of the Parties acknowledges that it is aware that its attorneys may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement, but that it is its intention that such Party releases, pursuant to paragraphs 4 through 6, and subject to the limitations of this Agreement, respectively, the claims, complaints, disputes and differences, known or unknown, suspected or unsuspected, which now exist or may exist, between the Parties. Each of the Parties acknowledges and, pursuant to paragraphs 4 through 6, and subject to the limitations of this Agreement, respectively, waives and relinquishes any right or benefit which it has or may have under any provision of the statutory, non-statutory law, or common law of any applicable jurisdiction to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement.

6.	No Future Claims. The Parties represent that they have no lawsuits, claims, complaints or actions pending in their names, or on behalf of any other person or entity, against another Party or any other person or entity referred to herein in any court, whether federal or in any state, or before any government agency or entity. Employee and the Company also represent that they do not intend to bring or to participate in any way in the bringing of any civil or criminal claims on behalf of themselves or on behalf of any other person or entity against the other or any person or entity referred to herein.

7.	Nondisparagement. Employee and Company agree to use commercially reasonable efforts to refrain from defaming one another in public statements to third parties. With respect to Employee’s obligations, such reasonable efforts include any discussion about the merits of Company’s technology, management, employees, public market, processes and procedures, Confidential Information, or any other statement that may be construed to in any way, intentionally or unintentionally negatively impact the reputation of Company. With respect to Company’s obligations, such reasonable efforts include any discussion about the merits of Employee’s management efforts and abilities, or any other statement that may be construed to in any way, intentionally or unintentionally negatively impact the reputation of Employee. Company and Employee shall be entitled to injunctive relief if Company or Employee violate this provision as damages may not be a sufficient remedy.

8.

Conflicting Terms. All other provisions of the Agreement, First Amended Agreement, Second Amended Agreement, Third Amended Agreement, and Fourth Amended Agreement shall remain in full force and effect. HOWEVER, to the extent any provisions of the Agreement, First

Amended Agreement, Second Amended Agreement, Third Amended Agreement, and Fourth Amended Agreement conflict with the provisions of this Fifth Amended Agreement, this Fifth Amended Agreement shall govern.

IN WITNESS WHEREOF, Company and Employee have executed this Fifth Amended Agreement effective as of the date first set forth above.

	COMPANY:	EMPLOYEE:

RASER TECHNOLOGIES, INC.

	/s/ Brent M. Cook		/s/ John C. Ritter

By	Brent M. Cook	By	John C. Ritter
Its:	Chief Executive Officer

Schedule A

Vesting Date	Shares
Wednesday, May 03, 2006	6,250
Wednesday, May 10, 2006	6,250
Wednesday, May 17, 2006	6,250
Wednesday, May 24, 2006	6,250
Wednesday, May 31, 2006	6,250
Wednesday, June 07, 2006	6,250
Wednesday, June 14, 2006	6,250
Wednesday, June 21, 2006	6,250
Wednesday, June 28, 2006	6,250
Wednesday, July 05, 2006	—
Wednesday, July 12, 2006	6,250
Wednesday, July 19, 2006	6,250
Wednesday, July 26, 2006	6,250
Wednesday, August 02, 2006	6,250
Wednesday, August 09, 2006	6,250
Wednesday, August 16, 2006	6,250
Wednesday, August 23, 2006	6,250
Wednesday, August 30, 2006	6,250
Wednesday, September 06, 2006	6,250
Wednesday, September 13, 2006	6,250
Wednesday, September 20, 2006	6,250
Wednesday, September 27, 2006	6,250
Wednesday, October 04, 2006	6,250
Wednesday, October 11, 2006	6,250
Wednesday, October 18, 2006	6,250
Wednesday, October 25, 2006	6,250
Wednesday, November 01, 2006	6,250
Wednesday, November 08, 2006	6,250
Wednesday, November 15, 2006	6,250
Wednesday, November 22, 2006	—
Wednesday, November 29, 2006	6,250
Wednesday, December 06, 2006	6,250
Wednesday, December 13, 2006
Wednesday, December 20, 2006

Total	187,500